EXHIBIT 21.1

Payment Data Systems, Inc.

Subsidiaries of the Registrant

Subsidiary Legal Name                    Jurisdiction of Incorporation

FiCentive, Inc.                             Nevada

ZBILL, Inc.                                Nevada

Payment Recovery Systems, Inc.                    Nevada